5. ACQUISITION

Effective on the close of business on June 7, 2002, the Evergreen Diversified Bond Fund acquired substantially all the assets and assumed certain liabilities of Evergreen Quality Income Fund in a tax-free exchange for Class A, Class B, Class C, and Class I shares of the Evergreen Diversified Bond Fund. The acquired net assets consisted primarily of portfolio securities with unrealized appreciation of $599,698. The aggregate net assets of the Evergreen Diversified Bond Fund and Evergreen Quality Income Fund immediately prior to the acquisition were $321,141,608 and $88,914,595, respectively. The aggregate net assets of the Evergreen Diversified Bond Fund immediately after the acquisition were $410,056,203.

5. ACQUISITION

Effective on the close of business on November 8, 2002, the Evergreen Strategic Income Fund acquired substantially all the assets and assumed certain liabilities of OFFIT Total Return Fund in a tax-free exchange for Class I shares of the Evergreen Strategic Income Fund. The acquired net assets consisted primarily of portfolio securities with unrealized appreciation of $184,130. The aggregate net assets of the Evergreen Strategic Income Fund and OFFIT Total Return Fund immediately prior to the acquisition were $269,123,098 and $9,114,878, respectively. The aggregate net assets of the Evergreen Strategic Income Fund immediately after the acquisition were $278,237,976.